014 Putnam High Yield Trust Annual 8/31/14

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)

Class A		59,042
Class B		920
Class C		2,649
Class M		1,156

72DD2 (000s omitted)
Class R		617
Class Y		13,063


73A1

Class A		0.435
Class B		0.374
Class C		0.375
Class M		0.411

73A2

Class R		0.412
Class Y		0.459


74U1 (000s omitted)

Class A		129,102
Class B		2,372
Class C		6,130
Class M		2,725

74U2 (000s omitted)

Class R		1,536
Class Y		22,528


74V1

Class A		8.20
Class B		8.19
Class C		8.13
Class M		8.23

74V2

Class R		8.03
Class Y		8.04


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.